CANARY TRX ETF S-1

Exhibit 3.2

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CANARY STAKED TRX ETF”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF APRIL, A.D. 2025, AT 5:45 O’CLOCK P.M.

10157816 8100 SR# 20251467844

You may verify this certificate online at corp.delaware.gov/authver.shtml

Charuni Patibanda-Sanchez, Secretary of State

Authentication: 203393162 Date: 04-08-25

CERTIFICATE OF TRUST

OF

CANARY STAKED TRX ETF

THIS Certificate of Trust of Canary Staked TRX ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.           Name. The name of the statutory trust formed by this Certificate of Trust is Canary Staked TRX ETF.

2.           Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3.           Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name: Gregory Daniels
Title: Vice President

State of Delaware Secretary of State Division of Corporations Delivered 05:45 PM 04/08/2025 FILED 05:45 PM 04/08/2025 SR 20251467844 - File Number 10157816